UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2014

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, effective January 14, 2014, H. Davis Thames ceased to serve as the Senior Vice President and Chief Financial Officer of Cheniere Energy, Inc. (the "Company"). On March 7, 2014, the Company and Mr. Thames entered into a Termination Agreement and Release (the "Termination Agreement") in connection with Mr. Thames's departure from the Company. Pursuant to the terms of the Termination Agreement, the Company has agreed to permit the early vesting of (i) $1,800,000 under Mr. Thames's Long-Term Commercial Cash Award granted on August 9, 2012 and (ii) 275,000 shares of restricted stock granted on August 9, 2012. Mr. Thames has agreed to forfeit 420,000 unvested shares of restricted stock that were granted on February 18, 2013.

In addition, the Termination Agreement contains a mutual release by the Company and Mr. Thames from certain claims and a covenant of each not to sue the other. Furthermore, Mr. Thames has agreed in the Termination Agreement, for a period of two years, not to, among other things (i) induce any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliates, or (ii) induce or attempt to induce any client, customer, supplier, vendor or other person to cease doing business with the Company or its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: March 13, 2014	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and
Chief Financial Officer